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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                        March 19, 1998 (March 18, 1998)




                      Laidlaw Environmental Services, Inc.
               (Exact name of Company as specified in its charter)


Delaware                          1-8368                             51-0228924
--------------------------------------------------------------------------------
(State or other                 (Commission                       (IRS Employer
jurisdiction                   File Number)                      Identification
of incorporation)                                                       Number)



     1301 Gervais Street, Suite 300, Columbia, South Carolina     29201
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           (Address of principal executive offices)             (Zip Code)


       Registrant's telephone number, including area code: (803) 933-4200


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ITEM 5.  OTHER EVENTS

         On March 18, 1998 Laidlaw Environmental Services, Inc. ("LESI") (NYSE:LLE) announced that the Securities and Exchange Commission has declared effective the prospectus supplement offering $18.30 in cash and 2.80 shares of LESI common stock for each share of common stock of Safety-Kleen Corp. ("SK") (NYSE:SK) and that the SK Board of Directors unanimously recommends that its shareholders tender their shares. The full text of the announcement is reproduced below.


                      Laidlaw Environmental Services, Inc.
                     Revised Offer Declared Effective By Sec

         Columbia, SC - March 18, 1998 - Laidlaw Environmental Services, Inc. (NYSE:LLE) announced today that the Securities and Exchange Commission has declared effective the prospectus supplement offering $18.30 in cash and 2.80 shares of Laidlaw Environmental common stock for each share of common stock of Safety-Kleen Corp. (NYSE:SK). The Safety-Kleen Board of Directors unanimously recommends that its shareholders tender their shares.

         Because of the specific time period requirements under SEC rules, the offer has been extended to midnight, New York city time on March 31, 1998. As of March 16, 1998, approximately 29.9 million Safety-Kleen shares were validly tendered into the offer and not withdrawn.

         Safety-Kleen is an environmental and industrial service company which recycles and processes the waste streams of 400,000 industrial and automotive customers.

         Laidlaw Environmental Services is the leading provider of hazardous and industrial waste management services to industries and governments. The company operates from more than 100 locations throughout North America.

CONTACT: Kenneth W. Winger, President and Chief Executive Officer, or Paul R. Humphreys, Senior Vice President, Finance and Chief Financial Officer, Laidlaw Environmental Services, Inc. (803) 933-4210




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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    LAIDLAW ENVIRONMENTAL SERVICES, INC.



Date: March 19, 1998                By:  /s/ Kenneth W. Winger
                                        -----------------------------
                                        Kenneth W. Winger, President
                                        and Chief Executive Officer